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                                                                     EXHIBIT 4.1

                   STATEMENT OF RESOLUTION ESTABLISHING SERIES
                                       OF
           SERIES B MANDATORILY CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       OF
                                   DYNEGY INC.


         Pursuant to and in accordance with Section 6.10 of the Illinois Business Corporation Act of 1983, as amended (the "IBCA"), the undersigned corporation hereby makes the following statement:

                                   ARTICLE I.

         The name of the corporation is Dynegy Inc. (the "CORPORATION").

                                  ARTICLE II.

         The Board of Directors of the Corporation (the "BOARD") on November 7, 2001, duly adopted the following resolution establishing and designating a series of preferred stock of the Corporation and fixing and determining the relative rights and preferences thereof:

         RESOLVED, that pursuant to the authority vested in the Board by Article 4, Paragraph 2B. of the Corporation's Amended and Restated Articles of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated "Series B Mandatorily Convertible Redeemable Preferred Stock" (the "SERIES B PREFERRED STOCK"), to consist of 150,000 shares, no par value per share, of which the preferences and relative and other rights, and the qualifications, limitations, and restrictions thereof will be, in addition to those set forth in the Corporation's Amended and Restated Articles of Incorporation, as follows:

         1. CERTAIN DEFINITIONS. Unless otherwise stated herein or the context otherwise requires, the terms defined in this Section 1 have the following meanings:

         "AVERAGE CLOSING PRICE" means the average of the closing sale prices for a share of the Class A Common Stock for a specified period on the principal national securities exchange on which the Class A Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative closing bid price of the Class A Common Stock as reported by NASDAQ, or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price of the Class A Common Stock as determined by the Board of Directors of the Corporation.

         "BOARD" is defined in the preamble to this Article II.

         "CHEVRONTEXACO" means ChevronTexaco Corporation, a Delaware corporation.

         "CLASS A COMMON STOCK" means authorized shares of Class A Common Stock, no par value per share, of the Corporation.
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         "CLASS B COMMON STOCK" means authorized shares of Class B Common Stock, no par value per share, of the Corporation.

         "COMMON STOCK" means all shares now or hereafter authorized of any class of common stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         "CONVERSION DATE" is defined in Section 5(e).

         "CONVERSION PRICE" will mean the price per share of Class B Common Stock used to determine the number of shares of Class B Common Stock deliverable upon conversion of a share of the Series B Preferred Stock, subject to adjustment in accordance with the provisions of Section 5.

         "CORPORATION" is defined in Article I.

         "DIVIDEND PAYMENT DATE" means March 31, June 30, September 30, and December 31 of each year.

         "DIVIDEND PERIOD" means the quarterly period between consecutive Dividend Payment Dates, with the initial Dividend Period commencing on the Merger Date.

         "FINAL REDEMPTION DATE" is defined in Section 4(e).

         "IBCA" is defined in the introductory paragraph of this statement of resolution.

         "ISSUE DATE" means the date on which shares of Series B Preferred Stock are first issued by the Corporation.

         "JUNIOR STOCK" means, for purposes of Section 2, the Common Stock and any other class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period, unless all dividends required to have been paid or declared and set apart for payment on the Series B Preferred Stock have been paid or declared and set apart for payment, and, for purposes of Section 3, the Common Stock and any class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation until the Series B Preferred Stock have received the entire amount to which the Series B Preferred Stock is entitled upon such liquidation, dissolution, or winding up.

         "LIQUIDATION DATE" is defined in Section 3.

         "LIQUIDATION VALUE" means $10,000.00 per share of Series B Preferred Stock, plus any accrued but unpaid dividends thereon through the Liquidation Date.

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         "MERGER AGREEMENT" means the Agreement and Plan of Merger, dated
November 9, 2001, by and among the Corporation, Stanford, Inc., Sorin, Inc., and certain other parties named therein.

         "MERGER DATE" means the date on which the Mergers are consummated pursuant to the Merger Agreement.

         "MERGERS" means the mergers contemplated by the Merger Agreement.

         "NON-FUNDING REDEMPTION DATE" means the date that is the first anniversary of the Merger Date.

         "NOTICE OF NON-FUNDING" means the notice from ChevronTexaco to the Corporation pursuant to Section 2.5 of the Subscription Agreement.

         "NOTICE OF NON-FUNDING DATE" means the date on which the Notice of Non-Funding is issued by ChevronTexaco, as contemplated by Section 2.5 of the Subscription Agreement.

         "OPTIONAL REDEMPTION DATE" is defined in Section 4(b).

         "PARITY STOCK" means, for purposes of Section 2, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series B Preferred Stock, and, for purposes of Section 3, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation on a parity with the Series B Preferred Stock.

         "RECORD DATE" means March 15, June 15, September 15, and December 15 of each year, or such other date as may be designated by the Board.

         "REDEMPTION AGENT" is defined in Section 4(d).

         "REDEMPTION DATE" means the Non-Funding Redemption Date, the Optional Redemption Date or the Termination Redemption Date, as applicable.

         "REDEMPTION PRICE" means $10,000.00 per share of Series B Preferred Stock, plus any accrued but unpaid dividends thereon through the Redemption Date.

         "SENIOR STOCK" means for purposes of Section 2, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series B Preferred Stock in respect of the right to receive dividends, and, for purposes of Section 3, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series B Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation.

         "SERIES B PREFERRED STOCK" is defined in the preamble to this Article
II.

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         "SPECIAL DIVIDEND" means a one time cash dividend in an amount equal to
7.0% of the Liquidation Value per annum per share of Series B Preferred Stock for the period commencing and including the Issue Date and ending on and including the Notice of Non-Funding Date calculated on the basis of a year of 365 days and charged for the actual number of days elapsed.

         "SUBSCRIPTION AGREEMENT" means the Class B Common Stock Subscription Agreement dated November 9, 2001, by and between ChevronTexaco and Stanford, Inc., relating to the acquisition of Class B Common Stock of Stanford, Inc.

         "TERMINATION" means the termination of the Merger Agreement for any reason, without the Mergers having been consummated.

         "TERMINATION DATE" means the date of the Termination.

         "TERMINATION REDEMPTION DATE" means the second anniversary of the Issue Date.

         "TRANSFER" is defined in Section 12.

         2. DIVIDENDS. If the Mergers have occurred, the Notice of Non-Funding has been issued and there has been no conversion of the Series B Preferred Stock pursuant to Section 5(c), the Corporation will pay dividends out of funds legally available for such purpose when and as declared by the Board as follows:

                  (a) The holders of all outstanding shares of Series B Preferred Stock will, subject to prior preferences and other rights of any Senior Stock, be entitled to receive the Special Dividend on the Redemption Date. The Special Dividend will not be paid to any holder of Series B Preferred Stock if the Mergers are not consummated.

                  (b) Subject to the prior preferences and other rights of any Senior Stock, beginning on and including the Merger Date, the holders of all outstanding shares of Series B Preferred Stock will be entitled to receive, out of funds legally available for such purpose, cash dividends at the rate of $700.00 per annum per share of Series B Preferred Stock, and no more. Such dividends are cumulative from the Merger Date, and are payable quarterly, in arrears, on each Dividend Payment Date commencing on the first Dividend Payment Date after the Merger Date. Each such dividend will be paid to the holders of record of the Series B Preferred Stock as their names appear on the share register of the Corporation on the Record Date immediately preceding each Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date as may be fixed by the Board.

                  (c) If, when due, full cash dividends are not paid or made available to the holders of all outstanding shares of Series B Preferred Stock and any Parity Stock, and funds available are insufficient to permit such payment to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled will be distributed among the holders of outstanding shares of Series B Preferred Stock and any Parity Stock ratably in proportion to the full amount to which they would

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otherwise be respectively entitled, and any remainder not paid to the holders of outstanding shares of Series B Preferred Stock will cumulate as provided in
Section 2(d).

                  (d) If, on any Dividend Payment Date, the holders of outstanding shares of Series B Preferred Stock do not receive, when due, the full dividends provided for in Section 2 (and with respect to the Special Dividend, on and after the payment date therefor), then such dividends will cumulate, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for payment of such dividends, and whether or not such dividends are declared; provided, however, no additional dividends will be paid on or with respect to any dividends that cumulate pursuant to this
Section 2(d).

                  (e) So long as any shares of Series B Preferred Stock are outstanding, the Corporation will not, unless all dividends to which the holders of outstanding shares of Series B Preferred Stock are entitled for all previous Dividend Periods (and the Special Dividend, if applicable) have been paid or declared and a sum of money sufficient for the payment thereof set apart, (i) declare or pay on any Junior Stock any dividend or distribution whatsoever, whether in cash, property, or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), (ii) purchase or redeem any Junior Stock, or (iii) pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock.

         3. DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION, OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution, or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distributions or payments are made to the holders of Junior Stock, the holders of the Series B Preferred Stock will be entitled to be paid the Liquidation Value of all outstanding shares of Series B Preferred Stock, as of the date of such liquidation or dissolution or such other winding up (the "LIQUIDATION DATE"), and no more, in cash or in property at its fair value as determined by the Board, or both, at the election of the Board. If such payment is made in full to the holders of the Series B Preferred Stock, and if payment is made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders will be entitled, the remaining assets and funds of the Corporation will be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution, or other winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of all outstanding shares of the Series B Preferred Stock and any Parity Stock are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled will be distributed among the holders of the Series B Preferred Stock and any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another entity or entities nor the sale of all or substantially all of the assets of the Corporation to any person or persons will be deemed a liquidation, dissolution, or winding up of the affairs of the Corporation within the meaning of this Section 3.

         4. REDEMPTION BY THE CORPORATION. Subject to compliance with this
Section 4, the Series B Preferred Stock is redeemable as follows:

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                  (a) If a Termination occurs, the Corporation will redeem all, and not less than all, of the then outstanding shares of Series B Preferred Stock at the Redemption Price on the Termination Redemption Date that have not been converted pursuant to Section 5.

                  (b) If there has not been a Termination and a Notice of Non-Funding has been issued, the Corporation may, until the Non-Funding Redemption Date, at its option, redeem the Series B Preferred Stock, in whole or in part (an "OPTIONAL REDEMPTION"), at any time after the Merger Date and from time to time after the Merger Date (each an "OPTIONAL REDEMPTION DATE"), at the Redemption Price; provided, however, the Corporation will redeem all, and not less than all, of the then outstanding shares of Series B Preferred Stock at the Redemption Price on the Non-Funding Redemption Date that have not been converted pursuant to Section 5. With respect to each Optional Redemption, the Corporation must redeem no fewer than 10,000 shares of Series B Preferred Stock, (or all of the outstanding shares of Series B Preferred Stock if fewer than 10,000 shares of Series B Preferred Stock are outstanding on the date set forth in the redemption notice applicable thereto). If less than all of the then outstanding shares of the Series B Preferred Stock are to be redeemed by the Corporation, such shares will be redeemed pro rata as determined by the Board in its sole discretion.

                  (c) A notice of the redemption will be delivered by or on behalf of the Corporation to holders of record of the shares of Series B Preferred Stock to be redeemed not less than five days or more than 20 days prior to the Redemption Date that will (i) notify such holders of the Redemption Date, (ii) notify the holders of the number of shares of Series B Preferred Stock being called for redemption, (iii) state the place or places at which such shares of Series B Preferred Stock will, upon presentation and surrender of the certificate or certificates evidencing such shares, be redeemed and the Redemption Price, and (iv) state the name and address of the Redemption Agent selected in accordance with Section 2(d).

                  (d) The Corporation may (i) act as the redemption agent or
(ii) appoint as its agent, for the purpose of acting as the Corporation's redemption agent, a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof and any replacement thereof or successors thereto. The Corporation or such appointed bank or trust company is hereinafter referred to as the "REDEMPTION AGENT." Following such appointment, if any, and prior to any redemption, the Corporation will deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause a notice of redemption to be duly delivered in accordance with Section 4(c), as soon as practicable after receipt of such irrevocable instructions. All funds necessary for the redemption will be deposited with the Redemption Agent, in trust, at least two business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares of Series B Preferred Stock called for redemption. Neither failure to deliver any such notice to one or more holders of Series B Preferred Stock nor any defect in any notice will affect the sufficiency of the proceedings for redemption as to other holders of Series B Preferred Stock.

                  (e) If a notice of redemption is given in accordance with
Section 4(c) and the Corporation is not in default in the payment of the Redemption Price, then each holder of shares of Series B Preferred Stock called for redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the Redemption Date. If the Corporation defaults in making payment on the Redemption Date, then each holder

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of the shares of Series B Preferred Stock called for redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the date when the Corporation makes payment to the holders of the Series B Preferred Stock (the "FINAL REDEMPTION Date"). From and after the Redemption Date, the shares of Series B Preferred Stock called for redemption will no longer be deemed to be outstanding and all rights of the holders of such shares of Series B Preferred Stock will cease and terminate, except the right of the holders of such shares of Series B Preferred Stock, upon surrender of the certificate or certificates therefor, to receive the Redemption Price. The deposit of monies in trust with the Redemption Agent by the Corporation will be irrevocable, except that the Corporation will be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares of Series B Preferred Stock redeemed will have no claim to such interest or other earnings. Any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of one year from the Redemption Date (or the Final Redemption Date, as applicable) will be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares of Series B Preferred Stock entitled to the funds so repaid to the Corporation will look only to the Corporation for payment of the Redemption Price, without interest.

         5. CONVERSION. Subject to compliance with the provisions of this
Section 5, the Series B Preferred Stock will be convertible into Class B Common Stock as follows:

                  (a) Optional Conversion Due to Mergers. If a Notice of Non-Funding has been issued, each holder of shares of Series B Preferred Stock shall have a one time right, at such holder's option, to convert immediately prior to the Merger Date any or all of such holder's shares of Series B Preferred Stock into fully paid and nonassessable shares of Class B Common Stock at the Conversion Price in effect on the Conversion Date; provided, however, if such holder elects to convert any shares of Series B Preferred Stock, such holder must give to the Corporation written notice of such holder's irrevocable election to so convert at least three business days prior to the Merger Date.

                  (b) Optional Conversion Due to Termination. Upon a Termination, each holder of shares of Series B Preferred Stock shall have the right at such holder's option, at any time and from time to time, to convert any of such holder's shares of Series B Preferred Stock into fully paid and nonassessable shares of Class B Common Stock at the Conversion Price in effect on the Conversion Date; provided, however, (i) if such holder elects to convert any shares of Series B Preferred Stock, such holder must give to the Corporation written notice of such holder's irrevocable election to convert and (ii) with respect to any shares of Series B Preferred Stock called for redemption pursuant to Section 4(a), this right of conversion will terminate at the close of business on the day prior to the Termination Redemption Date, or if the Corporation defaults with respect to the payment of the Redemption Price, at the close of business on the day prior to the Final Redemption Date.

                  (c) Mandatory Conversion. On the Merger Date and if no Notice of Non-Funding has been issued, all of the shares of Series B Preferred Stock will be automatically converted immediately prior to the consummation of the Mergers into fully paid and

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nonassessable shares of Class B Common Stock at the Conversion Price in effect on the Conversion Date.

                  (d) Conversion Price. Each share of Series B Preferred Stock will be converted into a number of shares of Class B Common Stock determined by dividing (i) $10,000.00 by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Class B Common Stock will initially be issuable upon conversion of the shares of Series B Preferred Stock will be the lesser of (i) $31.635 and (ii) the Average Closing Price for the five consecutive trading days immediately preceding the trading day prior to the Merger Date; provided, however, upon a Termination, the Conversion Price will be $31.635. The Conversion Price will be subject to adjustment as set forth in
Section 5(g). No dividends will accrue or be paid on Series B Preferred Stock subsequent to conversion.

                  (e) Mechanics of Conversion. The holder of shares of Series B Preferred Stock to be converted must surrender to the Corporation or the transfer agent of the Corporation the certificate or certificates for the shares to be converted; provided, however, that the Corporation will not be obligated to issue to any such holder the certificate or certificates evidencing the shares of Class B Common Stock issuable upon such conversion, unless and until the certificate or certificates evidencing the shares of Series B Preferred Stock are delivered to the Corporation or the transfer agent of the Corporation. Conversion will be deemed to have been effected on either (i) the date when the delivery is made of notice of an election to convert under Section 5(a) and of the certificate or certificates evidencing the Series B Preferred Stock shares to be converted or (ii) immediately prior to the consummation of the Mergers when the Series B Preferred Stock will be converted pursuant to Section 5(c) (the "CONVERSION DATE"). Subject to the provisions of Section 5(g)(iii), as promptly as practicable thereafter, the Corporation will issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Class B Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Class B Common Stock as provided in Section 5(f). Subject to the provisions of Section 5(g)(iii), the person in whose name the certificate or certificates for shares of Class B Common Stock are to be issued will be deemed to have become a holder of record of such Class B Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation will issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

                  (f) Fractional Shares. No fractional shares of Class B Common Stock or scrip will be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Class B Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of issuing any fractional shares of Class B Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest based on the fair market value of the Class B Common Stock. Such fair market value shall be determined by the Board in its sole discretion.

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                  (g) Conversion Price Adjustments. The Conversion Price will be subject to adjustment from time to time as follows:

                           (i) Stock Dividends, Subdivisions, Reclassifications,
or Combinations. If the Corporation (i) declares a dividend or makes a distribution on its Class B Common Stock in shares of its Class B Common Stock,
(ii) subdivides or reclassifies the outstanding shares of Class B Common Stock into a greater number of shares, or (iii) combines or reclassifies the outstanding Class B Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification will be proportionately adjusted so that the holder of any shares of Series B Preferred Stock surrendered for conversion after such date will be entitled to receive the number of shares of Class B Common Stock which such holder would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price will be made whenever any of the events mentioned in this
Section 5(g)(i) reoccurs.

                           (ii) Rounding of Calculations; Minimum Adjustment.
All calculations under this Section 5(g) will be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price will be made if the amount of such adjustment would be less than $0.05, but any such amount will be carried forward and an adjustment with respect thereto will be made if the sum of such amount and any other amount or amounts so carried forward equals or exceeds $0.05.

                           (iii) Timing of Issuance of Additional Class B Common
Stock Upon Certain Adjustments. In any case in which the provisions of this
Section 5(g) require that an adjustment be made, such adjustment will become effective immediately after the establishment of a record date for the event. The Corporation may defer, until the occurrence of such event, (A) issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Class B Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class B Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Class B Common Stock pursuant to Section 5(f); provided, however, that the Corporation, upon request, will deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.

                  (h) Statement Regarding Adjustments. Whenever the Conversion Price is adjusted as provided in Section 5(g), the Corporation will file, at the office of any transfer agent for the Series B Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price in effect after such adjustment, and the Corporation will also cause a copy of such statement to be delivered to each holder of shares of Series B Preferred Stock at such holder's address appearing on the Corporation's records. At the holder's request, each such statement will be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may

                                       9
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be given in advance and may be included as part of a notice required to be delivered under the provisions of Section 5(i).

                  (i) Notice to Holders. If the Corporation proposes to take any action of the type described in Section 5(g)(i) or (ii), the Corporation will give notice to each holder of shares of Series B Preferred Stock, in the manner set forth in Section 5(h), which notice will specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice will also set forth such facts with respect thereto as will be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind, or class of shares or other securities or property which will be deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice will be given at least ten days prior to the date so fixed, and in case of all other action, such notice will be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, will not affect the legality or validity of any such action.

                  (j) Costs. The Corporation will pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Class B Common Stock upon conversion of any shares of Series B Preferred Stock; provided, however, that the Corporation will not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

                  (k) Reservation of Shares. The Corporation will reserve at all times, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, sufficient shares of Class B Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock so long as any shares of Series B Preferred Stock remain outstanding. Such Class B Common Stock will be free from statutory preemptive rights and will be issued from the Corporation's treasury stock (if applicable) or its authorized but unissued shares of Class B Common Stock, or both.

                  (l) Valid Issuance. All shares of Class B Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will, upon issuance by the Corporation, be duly and validly issued; fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof, and the Corporation will take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Class B Common Stock).

         6. VOTING RIGHTS. The holders of shares of Series B Preferred Stock will not be entitled to vote upon matters that holders of the Class B Common Stock have the right to vote. However, if the holders of shares of Series B Preferred Stock have the right to vote pursuant to the IBCA, such holders will be entitled to one vote for each such share so held.

         7. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series B Preferred Stock will not have any preferences or relative, participating,

                                       10
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optional, or other special rights, other than those specifically set forth in this Statement of Resolution. The shares of Series B Preferred Stock will have no subscription rights.

         8. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

         9. SEVERABILITY OF PROVISIONS. If any right, preference, or limitation of the Series B Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation herein set forth will be deemed dependent upon any other such right, preference, or limitation unless so expressed herein.

         10. STATUS OF REACQUIRED SHARES. Shares of Series B Preferred Stock which have been issued and reacquired in any manner will (upon compliance with any applicable provisions of the laws of the State of Illinois) have the status of authorized and unissued shares of preferred stock issuable in series undesignated as to series and may be redesignated and reissued. No additional shares of Series B Preferred Stock will be issued by the Corporation.

         11. ISSUANCE OF ADDITIONAL SECURITIES. Subject to compliance with requirements of the IBCA, nothing contained herein will be deemed to any way prohibit, restrict, or inhibit the ability of the Corporation to designate and/or issue additional securities of any kind; provided, however, that the Corporation may not designate and/or issue any shares of Parity Stock or Senior Stock without the consent of a majority of the shares of Series B Preferred Stock.

         12. TRANSFER RESTRICTIONS. The holders of the Series B Preferred Stock shall not be permitted, directly or indirectly, to transfer, sell, assign, convey, pledge, hypothecate, encumber or otherwise dispose of (collectively, "TRANSFER") any of the Series B Preferred Stock, except that shares of Series B Preferred Stock may be Transferred to a Permitted Transferree (as such term is defined in Article 4, Paragraph 2C.(3)(d)(ii) of the Corporation's Amended and Restated Articles of Incorporation of the Corporation) or in connection with a disposition of any of Chevron U.S.A. Inc.'s Shares of the Corporation effected pursuant to and in accordance with the Shareholder Agreement, dated as of June 14, 1999, among the Corporation, Illinova Corporation, Dynegy Holdings Inc. and Chevron U.S.A. Inc.



                     REMAINDER OF PAGE INTENTIONALLY BLANK.

         The Corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.



Date:  November 9, 2001                     DYNEGY INC.


                                                 By: /s/ STEPHEN W. BERGSTROM
                                                    ----------------------------
                                                 Name: Stephen W. Bergstrom
                                                      --------------------------
                                                 Title: President
                                                       -------------------------


                                                 Attested By: /s/ LISA Q. METTS
                                                             -------------------
                                                 Name: Lisa Q. Metts
                                                      --------------------------
                                                 Title: Secretary
                                                       -------------------------